Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS FOR THE FOURTH QUARTER AND YEAR-ENDED JUNE 30, 2019 RESULTS

Huntingdon Valley, Pennsylvania-August 15, 2019. HV Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported net income of $408,000 ($0.20 per basic and diluted shares) for the quarter ended June 30, 2019 versus net income of $223,000 ($0.11 per basic and diluted shares) for the quarter ended June 30, 2018. The Company reported net income of $879,000 ($0.43 per basic and diluted shares) for the year ended June 30, 2019 versus net income of $770,000 ($0.38 per basic and diluted shares) for the year ended June 30, 2018.

Highlights for the quarter and year-ended June 30, 2019 include:

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Net income increased $185,000 and $109,000 for the quarter and year ended June 30, 2019, respectively, compared to the same periods in 2018. Basic and diluted shares increased $0.09 and $0.05 for the quarter and year ended June 30, 2019 compared to the same periods in 2018.

•

Net interest income for the quarter was $2.0 million vs $1.8 million for same period last year due to the Bank’s continued success in new loan growth while efficiently managing our cost of funds. For the year ended June 30, 2019 net interest income was $8.1 million, an increase of 21.4% from $6.6 million for the year ended June 30, 2018.

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Total assets at June 30, 2019 were $344.2 million representing an increase of $46.4 million, or 15.6% vs $297.8 million at June 30, 2018 as the Bank continued to successfully execute its growth objectives in the Mortgage and Business Banking Divisions.

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Earlier this year, HVB announced the expansion of its Mortgage Operations with the opening of two new sales offices in Doylestown, PA and Wilmington, DE. As a result, HVB Mortgage production continued to grow as residential one-to four family loans increased $19.3 million and Non-Interest Income (primarily from mortgage banking activity) grew $288,000 year over year.

•

In April 2019, HVB Business Banking was launched as a new division located in Center City Philadelphia. HVB Business Banking targets small businesses, owner-operators and entrepreneurs with financing needs up to $4 million.   For the year ended June 30, 2019 compared to June 30, 2018, commercial real estate loans outstanding and other commercial loans increased $11.3 million, which represents a year over year increase of 76.2% in our commercial lending portfolio. With an expanding loan pipeline, HVB Business Banking continues to build customer relationships and momentum, further contributing to the Bank’s interest income and lower costing deposit relationships.

Travis J. Thompson, Esq., Chairman, President and CEO, commented, “During the previous quarter the Company continued strategic infrastructure investments to facilitate revenue growth and ultimately increased earnings. We are experiencing the early results of these investments as we achieve record asset growth coupled with increased interest and non-interest revenue. We remain firmly committed to our primary objective to drive shareholder value by delivering a Better Banking Experience to the greater Philadelphia trading area.”

Net Interest Income:

Net interest income increased $194,000 to $2.0 million for the three months ended June 30, 2019 as compared to $1.8 million for the three months ended June 30, 2018.  The increase in quarterly net interest income reflected a $3.3 million increase in our net interest-earning assets, which increased to $44.1 million for the three months ended June 30, 2019 from $40.8 million for the three months ended June 30, 2018. Net interest income increased $1.5 million to $8.1 million for the year ended June 30, 2019 from $6.6 million for the year ended June 30, 2018 as net interest-earning assets increased to $43.7 million for the year ended June 30, 2019 from $37.9 million for the year ended June 30, 2018.

Non-Interest Income:

Non-interest income was $1.9 million and $4.4 million for the three months and year ended June 30, 2019, respectively, compared to $1.1 million and $4.1 million for the same periods in 2018. The increase in non-interest income for the three months ended June 30, 2019 was primarily due to increases of $748,000 in gain from hedging instruments and $535,000 in change of fair value of loans held-for-sale offset by a decrease in the gain on sales of loans of $295,000 compared to the same period in 2018. For the year ended June 30, 2019, the increase in non-interest income was primarily due to increases of $1,056,000 in gain from derivative instruments to $798,000 from a loss of ($258,000) for the same period in 2018 and $394,000 in change of fair value of loans held-for-sale offset by a decrease of $678,000 in the gain on sales of loans, net. In addition, fees for customer services decreased $139,000 and $459,000 for the three months and year ended June 30, 2019, respectively, as compared to the same periods in 2018 primarily resulting from decreased fees received in exchange for deposits sourced to a deposit placement network.

Non-Interest Expense:

Total non-interest expense increased $605,000, 23.8% to $3.1 million for the three months ended June 30, 2019 from $2.5 million for the three months ended June 30, 2018 and increased $1.3 million, or 13.8% to $10.7 million for the year ended June 30, 2019 from $9.4 million for the year ended June 30, 2018.  The increase for the three months ended June 30, 2019 compared to the three months ended June 30, 2018 was primarily a result of increases of $513,000 in salaries and employee benefits. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to ninety-two as of June 30, 2019 from seventy-one as of June 30, 2018 primarily because of the expansion of the Company’s lending operations. Also included in salaries and employee benefits expense for the three months ended June 30, 2019, is share based compensation expense of approximately $50,000 compared to no expense in the same prior period.  For the year ended June 30, 2019, the increase was primarily a result of additional salaries and employee benefits of $892,000, occupancy expense of $152,000, federal deposit insurance premiums of $136,000, and data processing related operations of $116,000. Included in salary and employee benefits expense was share based compensation expense of approximately $188,000 for the year ended June 30, 2019 compared to no expense in same prior period.

Income Taxes:

Income tax expense was $126,000 and $194,000 for the three months and year ended June 30, 2019 compared to $48,000 and $244,000 during the same periods in fiscal year 2018. Effective tax rates were 23.6% and 17.7% for the three months ended June 30, 2019 and 2018, respectively and 18.1% and 24.1% for the years ended June 30, 2019 and 2018, respectively. The increase in income tax expense for the three months ended June 30, 2019, respectively compared to the same period a year ago reflected an increase in income before taxes. The decrease in income tax expense for the year ended June 30, 2019, respectively compared to the same period a year ago reflected a qualified tax credit from a donation to a charitable organization in the community. Additionally, included in the income tax expense reported for the year ended June 30, 2018 was an adjustment of $27,000 related to adjusting our deferred tax asset to reflect the effects of the change in the tax law from the Tax Act.

Balance Sheet:

Total assets increased $46.4 million, or 15.6%, to $344.2 million at June 30, 2019 from $297.8 million at June 30, 2018. The growth in total assets was primarily due to a $28.1 million increase in loans receivable, $20.1 million increase in loans held for sale and $5.5 million in cash and cash equivalents partially offset by a decrease of $9.6 million in investment securities. During the year ended June 30, 2019, there was a purchase of an equity security with a balance of $500,000 at June 30, 2019. The largest increases within the loan portfolio occurred in residential one-to four family loans, which increased $19.3 million, commercial real estate, which increased $5.7 million, and other commercial loans (primarily commercial lines of credit) which increased $5.6 million.

Total liabilities increased $44.5 million, or 16.7%, to $311.5 million at June 30, 2019 from $267.0 million at June 30, 2018. The increase in total liabilities was primarily from a $39.7 million increase in deposits and $6.0 million increase in advances from the Federal Home Loan Bank offset by a $1.9 million decrease in securities sold under agreements to repurchase. Deposits increased primarily from growth in certificates of deposit, which increased $37.8 million, or 86.9%, to $81.3 million at June 30, 2019 from $43.5 million at June 30, 2018. The increase in certificate of deposits was primarily the result of net proceeds of $41.0 million in certificates of deposit issued through brokers during the year ended June 30, 2019, which was primarily used to fund the growth in the loan portfolio.

Total shareholders’ equity increased $2.0 million to $32.7 million at June 30, 2019 compared to $30.7 million at June 30, 2018. The increase was primarily due to net income of $879,000 combined with $718,000 increase in the appreciation in the fair market value of the available-for-sale portfolio. In addition, share based compensation expense of $233,000 and ESOP shares committed to be released of $132,000 contributed to the increase of total shareholders’ equity.

Asset quality:

At June 30, 2019, the Company’s non-performing assets, including non-performing loans and other real estate owned, totaled $3.3 million, or 0.95% of total assets compared to $1.6 million or 0.52% at June 30, 2018. Non-performing assets increased $1.7 million from $1.6 million at June 30, 2018 to $3.3 million as of June 30, 2019, primarily because of increases in non-performing loans of $1.1 million in medical education loans, $423,000 in one- to four-family and $211,000 in home equity & HELOC loans as compared to June 30, 2018. There were no non-accruing troubled debt restructurings at June 30, 2019 and June 30, 2018.

Provision for loan losses were $287,000 and $611,000 for the three months and year ended June 30, 2019, respectively compared to $111,000 and $266,000 for the three months and year ended June 30, 2018 primarily as result of charge-offs of $163,000 and $304,000 for the three months and year ended June 30, 2019 related to medical education loans. During the three months and year ended June 30, 2019, net charge-offs of $160,000 and $300,000 were recorded. During the three months ended June 30, 2018, there were no net charge-offs recorded. During the year ended June 30, 2018, $11,000 in net recoveries were recorded.

The allowance for loan losses totaled $1.2 million, or 0.49% of total loans and 36.1% of total non-performing loans at June 30, 2019 as compared to $871,000, or 0.41% of total loans and 56.8% of total non-performing loans at June 30, 2018.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

	At June 30, 2019	At June 30, 2018
(In thousands)
Financial Condition Data:
Total assets	$344,195	$297,762
Cash and cash equivalents	20,234	14,745
Investment securities available-for-sale, at fair value	35,236	30,847
Investment securities held-to-maturity	—	13,905
Equity securities	500	—
Loans held for sale at fair value	33,748	13,558
Loans receivable, net	240,786	212,696
Deposits	275,130	235,403
Federal Home Loan Bank advances	28,000	22,000
Securities sold under agreements to repurchase	3,789	5,739
Total liabilities	311,515	267,041
Total shareholders’ equity	32,680	30,721

	For the Three Months Ended June,		For the Year Ended June 30,
	2019	2018	2019	2018
(In thousands, except per share data)
Operating Data:
Interest income	$2,859	$2,350	$10,982	$7,984
Interest expense	838	523	2,927	1,351
Net interest income	2,021	1,827	8,055	6,633
Provision for loan losses	287	111	611	266
Net interest income after provision for loan losses	1,734	1,716	7,444	6,367
Gain on sale of loans, net	407	702	2,789	3,467
Other non-interest income (loss)	1,537	392	1,575	609
Non-interest income	1,944	1,094	4,364	4,076
Non-interest expense	3,144	2,539	10,735	9,429
Income before income taxes	534	271	1,073	1,014
Income tax expense	126	48	194	244
Net income	$408	$223	$879	$770

Earnings per share-Basic	$0.20	$0.11	$0.43	$0.38
Earnings per share -Diluted	$0.20	$0.11	$0.43	$0.38
Dividends Declared per share	N/A	N/A	N/A	$0.50
Average common shares outstanding- Basic	2,032,248	2,019,896	2,031,118	2,016,606
Average common shares outstanding- Diluted	2,032,248	2,027,093	2,031,343	2,018,401
Shares outstanding end of period	2,268,917	2,259,125	2,268,917	2,259,125

	For the Three Months Ended June 30,		At or For the Year Ended June 30,
	2019	2018	2019	2018
Performance Ratios:
Return on average assets(1)	0.51%	0.32%	0.20%	0.31%
Return on average equity(1)	5.1	2.98	2.02	2.33
Interest rate spread (2)	2.45	2.54	2.53	2.77
Net interest margin (3)	2.63	2.69	2.69	2.88
Efficiency ratio (4)	79.29	86.92	89.79	88.44
Average interest-earning assets to average interest-bearing liabilities	116.74	117.56	117.02	119.86

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.95%	0.52%	0.95%	0.52%
Non-performing loans as a percent of total loans	1.36	0.72	1.36	0.72
Allowance for loan losses as a percent of non-performing loans	36.08	56.78	36.08	56.78
Allowance for loan losses as a percent of total loans	0.49	0.41	0.49	0.41
Net (recoveries) charge-offs to average outstanding loans during the period	0.07	0.00	0.13	(0.01)

Capital Ratios: (5)
Common equity tier 1 capital (to risk weighted assets)	15.31%	15.03%	15.31%	15.03%
Tier 1 leverage (core) capital (to adjusted tangible assets)	9.26	8.77	9.26	8.77
Tier 1 risk-based capital (to risk weighted assets)	15.31	15.03	15.31	15.03
Total risk-based capital (to risk weighted assets)	15.94	15.57	15.94	15.57
Average equity to average total assets(6)	10.06	12.67	10.03	12.67

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(1)	Annualized for the three months ended June 30, 2019 and 2018.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.

(5)   Capital ratios are for Huntingdon Valley Bank.

(6)   Represents consolidated average equity to average total assets.